SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2010
Date of Report (Date of earliest event reported)

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	001-15877	35-1547518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

711 Main Street Box 810 Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (812) 482-1314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously announced, German American Bancorp ("German American"), the banking subsidiary of the Registrant, has entered into a Branch Purchase Agreement with  Farmers State Bank of Alto Pass, Ill. ("Farmers") dated February 17, 2010 (the "Agreement").  Under the Agreement, German American has agreed to purchase, and Farmers has agreed to sell, the two branches of Farmers in metropolitan Evansville, Indiana.   One of the branches is located in Evansville (Vanderburgh County, Indiana) and the other in adjacent Newburgh (Warrick County, Indiana).

In general, German American has agreed to buy and assume from Farmers all of Farmers' interest in the physical assets associated with the branches (including the real estate of the Branches, automated teller machines,  and furniture, fixtures and equipment) and most of the loans and deposits of the branches.  At closing, a cash payment will be due from Farmers to German American (or vice versa) approximately equal to the net balance resulting from application of the following closing credits:

•	a credit to German American for its assumption of most of the deposit liabilities of Farmers maintained at the branches (the assumed deposit liabilities are expected to be approximately $50 million),
•
a credit to Farmers for the purchase by German American of those loans to be purchased, equal to the unpaid principal balance and accrued but unpaid interest of the purchased loans (the loans to be purchased are expected to have an unpaid principal amount of approximately $40 million),

•	a credit to Farmers for any acquired cash balances, at actual balance values, and
•	a credit to Farmers for the fixed sum of $4.9 million for all assets other than the loans and cash balances.

Farmers (and its parent company, Farmers State Holding Corp.) also agreed, for a period of sixty months after the consummation of the transaction, not to engage in certain activities competitive with German American within Vanderburgh County and Warrick County, Indiana.

The terms of the transaction were negotiated at arms-length by the parties; there is no affiliation or other material relationship between Farmers and German American.

Consummation of the transaction is subject to approval by the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions, the receipt of certain required consents, and other usual and customary closing conditions, and is currently expected to be completed within 60 to 90 days.

Forward Looking Statements

The Registrant's statements in this report regarding its expectations that the proposed purchase of branches will be completed within a certain period of time (subject to satisfaction of certain conditions) and that the balances of loans and deposits are expected to be of certain amounts, are "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors. Factors that could cause actual experience to differ from the expectations implied in this press release include changes in interest rates; changes in competitive conditions; changes in customer borrowing, repayment, investment and deposit practices; unexpected losses or gains by Farmers of customer loan or deposit accounts prior to closing; possible delays (or even denials) in obtaining required regulatory approvals or other required consents for closing, or other unexpected difficulties in satisfying other closing conditions within the time period expected; and other factors disclosed from time to time in German American's reports filed with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this report and the Registrant undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder, Chairman of the Board and Chief Executive Officer

Dated:  February 19, 2010